FOR IMMEDIATE RELEASE

KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF FISCAL 2013

Reaffirms Fiscal 2013 Guidance

Winston-Salem, N.C., May 21, 2012 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the first quarter of fiscal 2013, ended April 29, 2012.

First Quarter Fiscal 2013 Highlights Compared to the Year-Ago Period:

  Revenues increased 3.7% to $108.5 million from $104.6 million
  Company same store sales rose 2.1%, the fourteenth consecutive quarterly increase
  Operating income increased to $10.8 million from $9.8 million
  Adjusted net income, which reflects income tax expense only to the extent payable in cash, was $10.3 million ($0.14 per share) compared to adjusted net income of $9.2 million ($0.13 per share) in the first quarter last year; adjusted net income and diluted earnings per share (“EPS”) are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release)
  Net income was $6.0 million ($0.08 per share) compared to $9.2 million ($0.13 per share); net income and EPS for the first quarter of fiscal 2013 reflect a book tax rate of 43% compared to a rate of 3% in the first quarter last year due to the required reversal of valuation allowances on deferred tax assets in the fourth quarter of fiscal 2012; accordingly, net income and EPS for the first quarter of fiscal 2013 are not comparable to those for the first quarter of fiscal 2012
  Cash provided by operating activities increased to $10.4 million from $5.1 million
  The Company repurchased 255,000 of its common shares at an average price of $7.27 per share

Chief Executive Officer James H. Morgan commented: “We got off to a good start in fiscal 2013 as operating income rose 11% on a 4% increase in revenues. All four of our business segments reported improved operating results compared to last year. Based on these results and other factors, we expect our business model to generate healthy cash flows and financial returns for investors, and we remain confident in our previous outlook for the full year.”

Fiscal 2013 Full Year Outlook

Management expects fiscal 2013 operating income of between $29 and $33 million, compared to $25.6 million in fiscal 2012, and fiscal 2013 EPS of between $0.21 and $0.24, reflecting an estimated tax rate of 45%. The higher tax rate compared to fiscal 2012 is a result of the required reversal of valuation allowances on deferred tax assets in the fourth quarter of fiscal 2012, as described in the Company’s March 20, 2012 earnings release and in the Company’s annual report on Form 10-K filed on March 30, 2012. Because the Company has substantial net operating loss carryovers, the amount of taxes payable in cash is expected to remain insignificant for the foreseeable future.

Management estimates fiscal 2013 adjusted EPS of between $0.35 and $0.41, which includes income tax expense only to the extent expected to be currently payable, compared to $0.31 in fiscal 2012. Fiscal 2012 adjusted EPS also excludes a gain of $0.06 per share from the sale of the Company’s interest in KK Mexico. Adjusted EPS is a non-GAAP measure (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release).

First Quarter Fiscal 2013 Results

Consolidated Results

For the first quarter ended April 29, 2012, revenues increased 3.7% to $108.5 million from $104.6 million in the same period last year.

Direct operating expenses increased to $88.7 million from $87.0 million in the same period last year, but as a percentage of total revenues, fell to 81.7% from 83.2%. General and administrative expenses increased to $6.5 million from $5.6 million in the year-ago period, and as a percentage of total revenues, increased to 6.0% from 5.4%.

Operating income increased to $10.8 million from $9.8 million.

Net income was $6.0 million ($0.08 per share) compared to $9.2 million ($0.13 per share), in the first quarter last year.

Net income and EPS for the first quarter of fiscal 2013 reflect a book tax rate of 43% compared to a rate of 3% in the first quarter last year due to the reversal of valuation allowances on deferred tax assets in the fourth quarter of fiscal 2012. Accordingly, net income and EPS for the first quarter of fiscal 2013 are not comparable to those for the first quarter of fiscal 2012.

Excluding the deferred income tax effects from both years’ results, adjusted net income, which reflects income taxes only to the extent currently payable in cash, was $10.3 million ($0.14 per share) compared to $9.2 million ($0.13 per share) in the first quarter last year. Cash provided by operating activities rose to $10.4 million, and continues to reflect the fact that cash taxes payable remain very small despite the higher reported tax rate in the first quarter. Adjusted net income and EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release).

Segment Results

Company Stores revenues increased 5.6% to $73.3 million from $69.5 million. Same store sales at Company stores rose 2.1%, the fourteenth consecutive quarterly increase. Higher customer traffic and fiscal 2012 retail price increases contributed 1.1% and 2.6%, respectively, to the improvement, partially offset by coffee and doughnut promotional pricing which reduced the average guest check. The Company lapped last year’s retail pricing in early March. The Company Stores segment posted operating income of $2.9 million, up 35.6% from the first quarter last year.

Domestic Franchise revenues increased 11.1% to $2.6 million from $2.4 million, reflecting a 7.9% rise in sales by domestic franchisees. Same store sales rose 5.8% at domestic franchise stores. Domestic Franchisee segment operating income improved to $1.6 million from $1.1 million in the first quarter last year.

International Franchise revenues increased 6.9% to $6.0 million from $5.6 million, driven by higher royalty revenues. Sales by international franchise stores rose 14.6%. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 7.4%, reflecting, among other things, honeymoon effects from the substantial number of international store openings in recent years, as well as cannibalization as markets develop. The International Franchise segment generated operating income of $4.5 million compared to $4.2 million reported in the first quarter last year. Last year’s results included almost $800,000 of credits related to the Company’s equity interest in KK Mexico, which the Company sold in the second quarter of last year.

KK Supply Chain revenues (including sales to Company stores) were essentially flat at $53.8 million. External KK Supply Chain revenues fell slightly to $26.5 million from $27.1 million in the year-ago period. KK Supply Chain generated operating income of $8.5 million in the first quarter, compared to $8.3 million in the first quarter last year.

Share Repurchases

The Company repurchased 255,000 of its common shares during the first quarter for total consideration of $1.9 million. The average price paid was $7.27 per share. Currently, the Company’s stock repurchase program is being executed pursuant to a Rule 10b5-1 plan executed between the Company and a brokerage firm. Under the 10b5-1 plan, the brokerage is executing purchases of the Company’s common shares pursuant to standing instructions issued by the Company, and such repurchase activity is not interrupted during blackout periods imposed under the Company’s securities trading policy.

Conference Call

The Company will host a conference call to review financial results for the first quarter as well as management’s outlook for the balance of the year this morning at 8:00 a.m. (ET).

A live webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (800) 510-9691 or, for international callers, by dialing (617) 614-3453. An archived replay of the call will be available shortly after its conclusion by dialing (888) 286-8010, or (617) 801-6888 for international callers; the passcode is 64579253. The audio replay will be available through May 28, 2012. A transcript of the conference call also will be available on the Company website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 690 locations in 21 countries around the world. Connect with Krispy Kreme at krispykreme.com and on Facebook, Foursquare, Twitter and YouTube.

Defined Terms

“Honeymoon effect” means the common pattern for many start-up restaurants in which a flurry of activity due to start-up publicity and natural curiosity is followed by a decline during which a steady repeat customer base develops. “Cannibalization” means the tendency for new stores to become successful, in part or in whole, by “shifting” sales from existing stores in the same market.

###

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; and increased costs or other effects of new government regulations relating to healthcare benefits. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	April 29,	May 1,
	2012	2011
	(In thousands, except per share
	amounts)
Revenues	$108,496	$104,600
Operating expenses:
Direct operating expenses (exclusive of depreciation expense
shown below)	88,691	86,983
General and administrative expenses	6,458	5,644
Depreciation expense	2,482	1,938
Impairment charges and lease termination costs	31	244
Operating income	10,834	9,791
Interest income	27	45
Interest expense	(398)	(477)
Equity in losses of equity method franchisees	(50)	(9)
Other non-operating income and (expense), net	78	86
Income before income taxes	10,491	9,436
Provision for income taxes	4,465	265
Net income	$6,026	$9,171

Earnings per common share:
Basic	$0.09	$0.13
Diluted	$0.08	$0.13

Weighted average shares outstanding:
Basic	69,562	68,754
Diluted	71,888	71,169

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	April 29,	January 29,
	2012	2012
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,524	$44,319
Receivables	21,665	21,616
Receivables from equity method franchisees	876	655
Inventories	15,909	16,497
Deferred income taxes	10,540	10,540
Other current assets	3,135	3,613
Total current assets	103,649	97,240
Property and equipment	74,515	75,466
Investments in equity method franchisees	-	-
Goodwill and other intangible assets	23,776	23,776
Deferred income taxes	117,644	129,053
Other assets	9,937	9,413
Total assets	$329,521	$334,948

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,195	$2,224
Accounts payable	11,170	10,494
Accrued liabilities	23,990	28,800
Total current liabilities	37,355	41,518
Long-term debt, less current maturities	24,812	25,369
Other long-term obligations	19,843	18,935

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	369,897	377,539
Accumulated other comprehensive loss	(335)	(336)
Accumulated deficit	(122,051)	(128,077)
Total shareholders’ equity	247,511	249,126
Total liabilities and shareholders’ equity	$329,521	$334,948

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended
	April 29,	May 1,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,026	$9,171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	2,482	1,938
Deferred income taxes	4,234	45
Accrued rent expense	114	184
Loss on disposal of property and equipment	229	145
Share-based compensation	1,377	893
Provision for doubtful accounts	48	(295)
Amortization of deferred financing costs	103	102
Equity in losses of equity method franchisees	50	9
Other	(67)	(56)
Change in assets and liabilities:
Receivables	(261)	(3,052)
Inventories	588	(455)
Other current and non-current assets	540	483
Accounts payable and accrued liabilities	(5,131)	(3,013)
Other long-term obligations	32	(1,033)
Net cash provided by operating activities	10,364	5,066
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,317)	(1,843)
Proceeds from disposals of property and equipment	41	-
Escrow deposit recovery	-	200
Other investing activities	(36)	(9)
Net cash used for investing activities	(1,312)	(1,652)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(545)	(626)
Deferred financing costs	(11)	-
Proceeds from exercise of warrants	9	-
Repurchase of common shares	(1,300)	(57)
Net cash used for financing activities	(1,847)	(683)
Net increase in cash and cash equivalents	7,205	2,731
Cash and cash equivalents at beginning of period	44,319	21,970
Cash and cash equivalents at end of period	$51,524	$24,701

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended
	April 29,	May 1,
	2012	2011
	(In thousands)
Revenues:
Company Stores:
On-premises sales	$35,476	$32,861
Wholesale sales	37,865	36,614
Company Stores revenues	73,341	69,475
Domestic Franchise	2,633	2,369
International Franchise	6,027	5,636
KK Supply Chain:
Total revenues	53,785	53,883
Less – intersegment sales elimination	(27,290)	(26,763)
External KK Supply Chain revenues	26,495	27,120
Total revenues	$108,496	$104,600

Operating income:
Company Stores	$2,948	$2,174
Domestic Franchise	1,569	1,147
International Franchise	4,494	4,171
KK Supply Chain	8,477	8,342
Total segment operating income	17,488	15,834
Unallocated general and administrative expenses	(6,623)	(5,799)
Impairment charges and lease termination costs	(31)	(244)
Consolidated operating income	$10,834	$9,791

Depreciation expense:
Company Stores	$2,097	$1,537
Domestic Franchise	55	55
International Franchise	3	2
KK Supply Chain	162	189
Corporate administration	165	155
Total depreciation expense	$2,482	$1,938

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	NUMBER OF STORES
	DOMESTIC	INTERNATIONAL	TOTAL
Number of Stores Open at April 29, 2012:
Company:
Factory	72	-	72
Satellite	20	-	20
Total Company	92	-	92
Franchise:
Factory	102	115	217
Satellite	40	343	383
Total franchise	142	458	600
Total systemwide	234	458	692

	NUMBER OF STORES
	COMPANY	FRANCHISE	TOTAL
Quarter ended April 29, 2012
January 29, 2012	92	602	694
Opened	-	23	23
Closed	-	(25)	(25)
April 29, 2012	92	600	692

Quarter ended May 1, 2011
January 30, 2011	85	561	646
Opened	1	20	21
Closed	-	(15)	(15)
May 1, 2011	86	566	652

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended
	April 29,	May 1,
	2012	2011
Systemwide Sales (in thousands):(1)
Company stores	$72,805	$69,027
Domestic Franchise stores	71,972	66,697
International Franchise stores	104,920	91,591
International Franchise stores, in constant dollars(2)	104,920	91,144

Change in Same Store Sales (on-premises sales only):(3)
Company stores	2.1%	5.8%
Domestic Franchise stores	5.8%	4.6%
International Franchise stores	(7.9)%	(4.3)%
International Franchise stores, in constant dollars(2)	(7.4)%	(9.6)%

Change in Same Store Customer Count - Company stores
(retail sales only)	1.3%	2.9%

Wholesale Metrics - Company stores:(4)
Grocers/mass merchants:
Change in average weekly number of doors	(4.5)%	6.7%
Change in average weekly sales per door	8.2%	11.0%
Convenience stores:
Change in average weekly number of doors	(10.6)%	1.9%
Change in average weekly sales per door	14.8%	3.8%

(1)	Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores but excludes sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
(4)	For Company wholesale sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

As of January 29, 2012, the Company had net deferred income tax assets of approximately $139.6 million, including approximately $90 million of tax assets related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $240 million.

In the quarter ended January 29, 2012, the Company reversed $139.6 million of valuation allowances against deferred tax assets because management concluded that realization of such assets was more likely than not. While such reversal, which was required by GAAP, increased the Company’s earnings by $139.6 million in fiscal 2012, the reversal has the effect of increasing the provision for income taxes, and therefore decreasing net income, beginning in the first quarter of fiscal 2013. The reversal had no effect on the Company’s cash payments for income taxes. This negative effect on earnings occurs because the reversal of the valuation allowances resulted in the recognition in fiscal 2012 of income tax benefits expected to be realized in later years. Absent the reversal of the valuation allowances, any such tax benefits would have been recognized when realized in future periods upon the generation of taxable income. Accordingly, beginning in the first quarter of fiscal 2013, the Company’s effective income tax rate, which in fiscal 2012 and earlier years bore little or no relationship to pretax income, more closely reflects the blended federal and state income tax rates in jurisdictions in which the Company operates.

Because of the increase in the Company’s effective income tax rate as described above, the Company’s income tax expense in the first quarter of fiscal 2013 is not comparable to income tax expense in the first quarter of fiscal 2012. In addition, until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to substantially exceed the amount of cash income taxes payable by the Company, which are expected to remain insignificant for the foreseeable future.

The following non-GAAP financial information and related reconciliation to GAAP measures are provided to assist the reader in understanding the effect of the fiscal 2012 reversal of the valuation allowances on the Company’s results of operations for fiscal 2013, and to facilitate comparisons of fiscal 2013 results with the Company’s results for the first quarter of fiscal 2012. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. Adjusted net income and adjusted EPS reflect income tax expense only to the extent such expense is currently payable in cash. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Management's		Historical Periods
	Earnings Guidance		Three Months Ended		Year Ended
	Year Ending February 3, 2013		April 29,	May 1,	January 29,
	From	To	2012	2011	2012
	(In thousands, except per share amounts)
Net income, as reported	$15,000	$17,200	$6,026	$9,171	$166,269
Provision for deferred income taxes	10,200	12,000	4,234	45	(139,403)
Gain on sale of interest in KK Mexico (net of
income taxes of $1,492)	-	-	-	-	(4,706)
Adjusted net income	$25,200	$29,200	$10,260	$9,216	$22,160

Adjusted earnings per common share:
Basic	$0.36	$0.42	$0.15	$0.13	$0.32
Diluted	$0.35	$0.41	$0.14	$0.13	$0.31

Weighted average shares outstanding:
Basic	69,600	69,600	69,562	68,754	69,145
Diluted	71,600	71,600	71,888	71,169	71,497

CONTACT: Media - Brian K. Little, +1-336-726-8825, blittle@krispykreme.com, or Investor Relations - Anita K. Booe, +1-336-703-6902, abooe@krispykreme.com